Exhibit 10.2
KENNAMETAL INC.
2008 STRATEGIC TRANSFORMATIONAL EQUITY PROGRAM
     KENNAMETAL INC., a Pennsylvania corporation (the “Company”), hereby establishes the KENNAMETAL INC. 2008 STRATEGIC TRANSFORMATIONAL EQUITY PROGRAM (the “Program”), in accordance with the provisions of the Kennametal Inc. Stock and Incentive Plan of 2002, as now or hereafter amended (the “Plan”), and the terms provided herein.
     WHEREAS, the Company maintains the Plan for the benefit of its employees and that of its Subsidiaries;
     WHEREAS, in order to further align the interests of key employees with the interests of the shareowners and to enhance the Company’s ability to retain the employment of participants in the Program, the Company desires to provide long-term incentive compensation; and
     WHEREAS, Section 6 of the Plan authorizes the Company to grant Stock Units under a Performance Share Award.
     NOW, THEREFORE, the Committee hereby adopts the Program on the following terms and conditions:
1. Plan. In addition to the terms and conditions set forth herein, awards under the Program are subject to, and governed by, the terms and conditions set forth in the Plan, which terms are hereby incorporated by reference. Unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Program and the Plan, the Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final and binding on the Participant (as defined below).
2. Effective Date. The effective date of this Program is October 1, 2007.
3. Eligibility.
     3.1 The Chief Executive Officer of the Company (the “CEO”) shall nominate the employees of the Company and its Subsidiaries (other than the CEO) who shall be eligible to participate in the Program. The Committee shall select, from a group consisting of the CEO and the CEO nominated employees, those individuals who shall participate in the Program (each a “Participant” and collectively the “Participants”). In the event that an employee is hired by the Company or a Subsidiary during the Performance Period, upon nomination by the CEO and to the extent consistent with Section 162(m) of the Code, the Committee shall determine whether such employee will become a Participant in the Program, subject to such adjustments as the Committee determines to be necessary or desirable.
     3.2 Notwithstanding the foregoing or any provision of this Program to the contrary, the Committee may terminate a Participant’s participation in this Program at any time if the Committee determines, in its sole discretion, that the Participant has experienced a change in status that no longer warrants participation in the Program, including, but not limited to, a reassignment or transfer of position or authority resulting in a diminution of duties and/or responsibilities (“Change in Status”). In making decisions regarding a Participant’s continued participation in the Program, the Committee may consider any and all factors it considers relevant, including, but not limited to whether the Participant continues to: lead a corporate function, line business unit or strategic team/initiative; have a meaningful impact on the Company’s key financial or strategic business objectives and/or goals; be a critical resource in the development and execution of the Company’s long-term strategic plan; serve as an executive officer or have the potential to become an executive officer; perform consistently and satisfy expectations for their defined role; be a team player and role model for the Company’s core values; and/or have potential for a future leadership role.
4. Stock Units.
          4.1 The Committee shall determine the number of Stock Units to be awarded to each Participant. Each Stock Unit awarded under the Program shall represent a contingent right to receive one share of the Company’s Capital Stock as described more fully herein, to the extent such Stock Unit is earned and becomes payable pursuant to the terms of this Program. Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the number of Shares, if any, to be delivered under the Program.
          4.2 Stock Units shall be adjusted in accordance with the terms of the Program as described more fully herein. Notwithstanding any provision of this Program to the contrary, the Committee shall not use its discretionary authority to increase the number of Stock Units that would otherwise be earned upon full attainment of the Performance Conditions (as defined below) with respect to any Performance Share Award.
5. Performance and Service Conditions.
          5.1 Subject to Section 8, sixty-five percent (65%) of the total number of Stock Units that may be earned by a Participant will be based on the Company’s adjusted earnings per share (“EPS”), and thirty-five percent (35%) of the total number of Stock Units that may be earned by a Participant will be based on total shareowner return (“TSR”) (each a “Performance Condition” and collectively the “Performance Conditions”). The Performance Conditions shall be measured at one or more measurement dates (“Measurement Dates”) during the performance period of October 1, 2007 through September 30, 2011 (the “Performance Period”), each as approved in writing by (and determined in accordance with the procedures established by) the Committee on November 26, 2007 and on file with the Committee; provided, however, that, except as otherwise specifically provided herein, the ability to earn Stock Units and to receive payment thereon under the Program is expressly contingent upon: (a) achievement of the Performance Conditions; (b) satisfaction of the Service Condition (as defined below); and (c) otherwise satisfying all other terms and conditions of the Program.
          5.2 Except as otherwise provided in Section 8, each Participant must be actively employed by the Company on, and not Separate from Service before, the Payment Date to be eligible to receive payment of any Stock Units earned under the Program (the “Service Condition”). For purposes of this Program, “Separation from Service” shall mean the

Participant’s death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
6. Issuance and Distribution.
          6.1 The Committee shall certify in writing prior to payment the extent to which the applicable Performance Conditions and any other material terms of the Program have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
          6.2 Subject to the terms and conditions of this Program, Stock Units earned by a Participant will be settled and paid in Shares of the Company’s Capital Stock as soon as practicable following the end of the Performance Period on a date determined in the Company’s discretion, but in no event later than March 15th of the calendar year following the calendar year in which the Performance Period ends (the “Payment Date”).
          6.3 Subject to the terms and conditions of this Program, in the event a Participant Separates from Service on account of: (a) death or Disability during the Performance Period; (b) an involuntary termination by the Company without cause during the Performance Period; or (c) on account of Retirement, the Stock Units, to the extent earned by the Participant, shall be paid as soon as practicable following the date of such Separation from Service, but in no event later than March 15th of the calendar year following the calendar year in which such termination occurred, in accordance with the provisions of Section 8 herein.
          6.4 Notwithstanding any other provision of this Program, in the event of a Change in Control, any Stock Units earned by the Participant based on Measurement Dates prior to the closing date of the Change-in-Control transaction shall be paid on the closing date of the Change in Control transaction; provided, further, in the event of a Change in Control, Stock Units may, in the Committee’s discretion, be settled in cash and/or securities or other property.
7. Dividends. Stock Units will not be credited with dividends that are paid on the Company’s common stock.
8. Change in Participant’s Status.
          8.1 Death or Disability.
          (a) In the event a Participant Separates from Service during the Performance Period on account of death or Disability, the Service Condition will be waived, the Performance

Conditions will be deemed to have been achieved and the Participant will be deemed to have earned that number of such Participant’s Stock Units determined by: (i) multiplying .50 by the total number of Stock Units in the Participant’s Performance Share Award; and (ii) multiplying the resulting number of Stock Unit’s determined under Subsection 8.1(a)(i) by the percentage determined by dividing (x) the number of completed months starting with October 2007 and ending with the month of the Participant’s death or Disability, by (y) the total number of months in the Performance Period provided, however, that the Committee may determine, in its sole discretion at the time of Separation of Service, that the Participant shall have earned a greater number of such Participant’s Stock Units. Stock Units that become payable under this Section 8.1(a) shall be paid and settled as provided in Section 6.3 above.
          (b) In the event a Participant Separates from Service during the period between the end of the Performance Period and the Payment Date on account of death or Disability, the Service Condition will be waived and the Participant shall be entitled to receive payment for any Stock Units that have been earned based on Measurement Dates prior to the date of Separation from Service. Stock Units that become payable under this Section 8.1(b) shall be paid and settled as provided in Section 6.2 above.
          8.2 Retirement.
          (a) In the event a Participant Separates from Service during the Performance Period on account of Retirement, all Stock Units granted to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate; provided, however, that the Committee may, in its sole discretion at the time of Retirement, waive the Service Condition and determine that any Stock Units that have been earned based on Measurement Dates prior to the date of Separation from Service shall not be cancelled and forfeited. Stock Units, if any, that become payable under this Section 8.2(a) shall be paid and settled as provided in Section 6.3 above.
          (b) In the event a Participant Separates from Service during the period between the end of the Performance Period and the Payment Date on account of Retirement, all Stock Units granted to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate; provided, however, that the Committee may, in its sole discretion at the time of Retirement, waive the Service Condition and determine that any Stock Units that have been earned based on Measurement Dates prior to the date of Separation from Service shall not be cancelled and forfeited. Stock Units, if any, that become payable under this Section 8.2(b) shall be paid and settled as provided in Section 6.2 above.
          8.3 Involuntary Termination (without cause).
          (a) In the event a Participant Separates from Service on account of an involuntary termination by the Company without cause during the Performance Period, the Service Condition will be waived and the Participant shall be entitled to receive payment for any Stock Units that have been earned based on Measurement Dates prior to the date of Separation from Service. Stock Units that become payable under this Section 8.3 shall be paid and settled as provided in Section 6.3 above.

          (b) In the event a Participant Separates from Service during the period between the end of the Performance Period and the Payment Date on account of an involuntary termination by the Company without cause, the Service Condition will be waived and the Participant shall be entitled to receive payment for any Stock Units that have been earned based on Measurement Dates prior to the date of Separation from Service. Stock Units that become payable under this Section 8.3(b) shall be paid and settled as provided in Section 6.2 above.
          8.4 Other Separations from Service. In the event a Participant Separates from Service for any other reason (other than death, Disability, Retirement, or an involuntary termination by the Company without cause), including, but not limited to, voluntarily by the Participant or by the Company with cause, prior to the Payment Date, all Stock Units granted to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate.
          8.5 Termination of Participation (Change in Status). In the event the Committee terminates a Participant’s participation in the Program on account of a Change in Status during the Performance Period, all Stock Units that have not been earned based on Measurement Dates prior to the date the Participant’s participation in the Program terminated shall be cancelled and forfeited without payment by the Company or any Affiliate; provided, however, that the Committee may, in its sole discretion at the time the Participant’s participation in the Program is terminated, determine that all, or any portion of, such Stock Units shall not be cancelled and forfeited. Stock Units that are not forfeited on account of a Change in Status shall remain subject to all of the terms and conditions of the Program, including but not limited to, the Service Condition and the attainment of Performance Conditions for any remaining Measurement Dates, as applicable. Stock Units, if any, that become payable under this Section 8.5 shall be paid and settled as provided in Section 6.2 above
          8.6 Notwithstanding any other provision of this Program to the contrary, any Stock Units awarded to a Participant that are not earned or deemed earned pursuant to this Section 8 shall be cancelled and forfeited without payment by the Company or any Affiliate.
          8.7 Any payments due a deceased Participant shall be paid to the Participant’s estate as provided herein. For purposes of the Program, the term “Disability” shall have the meaning ascribed thereto under the Plan, and the term “Retirement” shall mean that a Participant voluntarily Separates from Service at a time when the Participant meets either of the following criteria: (a) a Participant is at least 55 years old and has at least 10 years of service to the Company (based upon the Participant’s most recent date of hire); or (b) a Participant is a participant under the Company’s Supplemental Executive Retirement Plan and has attained the age of 56.
9. Responsibilities of the Committee. In addition to the authority granted to the Committee under the Plan, the Committee has responsibility for all aspects of the Program’s administration, including but not limited to: ensuring that the Program is administered in accordance with the provisions of the Program and the Plan; approving Participants; authorizing awards of Stock Units to Participants; and adjusting Stock Units as authorized hereunder consistent with the terms of the Program. All decisions of the Committee under the Program shall be final, conclusive and binding on all interest parties. No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Stock Units awarded thereunder.
10. Tax Consequences/Withholding.
          10.1 It is intended that: (a) a Participant’s Stock Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Section 409A and 3121(v)(2) of the Code; and (b) a Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
          10.2 At the Company’s option, all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold or remit at any time with respect to the Stock Units may be settled by either (a) the withholding by the Company of that portion of the Stock Units having an aggregate Fair Market Value on the Tax Date equal to the tax obligation, with the remaining portion payable to the Participant, or (b) the Company requesting that Participant timely remit to the Company any such payment in full, in cash or check, or as otherwise authorized under the terms of the Plan.
          10.3 This Program is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of this Program to the contrary, if any benefit provided under this Program is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Program shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding, Section 409A of the Code may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Program or the Plan shall be construed to obligate the Company or any Affiliate for any such taxes or other charges.
          10.4 Notwithstanding any provision of the Program to the contrary, if a Performance Share Award is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Program would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
11. Protective Covenants.
          11.1 General. The Participants acknowledge and recognize the highly competitive nature of the business of the Company and its Affiliates and understand and agree that they owe the Company a strict duty of loyalty. Toward that end, the Participants hereunder agree that this Section 11 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and proprietary information, and specialized training provided to Participants and other employees of the Company.

          11.2 Non Competition and Non Solicitation. During the term of the Participant’s employment and for eighteen (18) months following the termination of employment, the Participant agrees that he/she will not, in any geographic region in which the Company or any of its Affiliates offers or sells products or services or conducts business, directly or indirectly, on behalf of him/herself or on behalf of others:
          (a) engage his/her services with a competitor of the Company as a principal, executive, manager, director, employee, agent or consultant. This restriction applies equally to services the Participant may wish to provide directly or indirectly through any corporation, firm or organization in which the Participant may be an officer, director, employee, substantial shareholder, partner, member or be otherwise affiliated. A competitor of the Company is defined as any entity that provides products or services that are the same as or similar to any products or services offered by the Company; or
          (b) induce or attempt to induce any Company employee to terminate employment with the Company, hire or participate in the hiring of any Company employee, or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any Company employee. For purposes of this paragraph, a Company employee means any person employed by the Company or any of its Affiliates during the Performance Period or within six (6) months of the date of any action of Participant that violates this paragraph.
          Participant acknowledges that the broad geographic restriction set forth above is reasonable because the Company offers its products and services in a global, international market. Participant further covenants and agrees that the geographic, length of term and types of activities restricted (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business. Participant acknowledges that these non-competition restrictions are reasonable and necessary and will not prevent Employee from being gainfully employed.
          11.3 The Participants each agree that he/she will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under Sections 11.2 above.
          11.4 It is expressly understood and agreed that although the Participants and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Program is unenforceable against any Participant, the provisions of this Program shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Program is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The protective covenants set forth in this Section 11 shall be extended by any amount of time that a Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.
12. Confidential Information and Trade Secrets. The Participants and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participants will not at any time during or after a Participant’s employment with the Company (including any Affiliate) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participants agree that upon termination of employment with the Company (including any Affiliate) for any reason, the Participants will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. The Participants further agree that the Participants will not retain or use for their own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
13. Remedies/Forfeiture.
          13.1 The Participants acknowledge that a violation or attempted violation on a Participant’s part of Sections 11 and 12 will cause irreparable damage to the Company and its Affiliates, and the Participants therefore agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participants or a Participant’s employees, partners or agents. The Participants agree that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity. Specifically, the Participants agree that such right to an injunction is cumulative and in addition to the Participants’ obligations to make timely payment to the Company as set forth in Section 13.2 of this Program. The Participants further acknowledge and agree that a Participant’s Performance Share Award and Stock Units granted thereunder shall be cancelled and forfeited without payment by the Company if such Participant breaches any of his or her obligations set forth in Section 11 and 12 herein.
          13.2 At any point after becoming aware of a breach of any obligation set forth in Sections 11 and 12 of this Program, the Company shall provide notice of such breach to a Participant. By agreeing to participate in this Program, the Participants agree that within ten (10) days after the date the Company provides such notice, a Participant shall pay to the Company, in a form acceptable to the Company, a dollar amount (determined as of the date of distribution) equal to any and all distributions paid to or on behalf of such Participant under this Program. The Participants agree that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Program, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a Participant’s breach of the obligations set forth in Sections 11 and 12. The Participants agree that timely payment to the Company as set forth in this provision of the Program is reasonable and necessary because the compensatory damages that will result from breaches of Sections 11 and/or 12 cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Program is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 13.
14. Assignment/Nonassignment.
          14.1 The Company shall have the right to assign this Program and the Participants agree to remain obligated by all provisions of this Program that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Program.
          14.2 The Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by a Participant to Transfer the Stock Units in violation of the terms of the Program shall render the Stock Units null and void, and result in the immediate forfeiture of such Stock Units, without payment by the Company or any Affiliate.
15. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any other retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
16. Successors; Changes in Stock. The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company. In the event of a corporate transaction, stock split, stock dividend, or similar event, the Stock Units and the Shares of Company Capital Stock shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such event as provided under the terms of the Plan, provided than any such adjustment shall be consistent with Code Sections 162(m) and 409A, as applicable. Notwithstanding, in the case of a Change-in-Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.
17. Governing Law, Jurisdiction, and Venue.
          17.1 This Program shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.
          17.2 Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Program (whether such action or proceeding arises under contract, tort, equity or otherwise). Participant hereby irrevocably waives any objection which Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
          17.3 Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
          17.4 Provided that the Company commences any such action or proceeding in the courts identified in Section 17.3, Participant irrevocably waives Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Participant agrees to reimburse the Company for all of the attorneys fees and costs it incurs to oppose Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 17.3 with respect to actions arising out of or relating to this Program (whether such actions arise under contract, tort, equity or otherwise).
18. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Program shall in no way be construed to be a waiver of such provision or of any other provision hereof.
19. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
20. Funding. The Program is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company. No provision contained in this Program or the Plan and no action taken pursuant to the provisions of this Program or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.
21. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.
22. Amendment or Termination of this Program. This Program may be modified, amended, suspended or terminated by the Committee at any time, provided that no such action shall deprive any Participant without such Participant’s consent of any rights theretofore granted pursuant to this Program. Notwithstanding the foregoing or any provision of this Program to the contrary, that the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan or a Performance Share Award, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and a Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Program document.